SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):      July 28, 2009

Coach, Inc.
(Exact name of registrant as specified in its charter)

Maryland	1-16153	52-2242751
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)

(212) 594-1850
(Registrant’s telephone number, including area code)

Item 2.02:    Results of Operations and Financial Condition.

On July 28, 2009, Coach, Inc. (the “Company”) issued a press release (the “Press Release”) in which the Company announced its financial results for its fourth quarter and full fiscal year ended June 27, 2009.  All information in the press release is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The attached press release includes the following Non-GAAP financial information:

  For both the fourth fiscal quarter and full fiscal year (for the current periods and compared to the same periods in the prior fiscal year), the Press Release presented net income, earnings per diluted share, operating income, operating margin and SG&A expenses as a percentage of net sales both including and excluding the effect of the following “Unusual Items”:
  During the fourth quarter of fiscal 2009, a favorable settlement of a multi-year tax return examination, as well as certain other tax accounting adjustments, and a contribution to the Coach Foundation;
  During the third quarter of fiscal 2009, one-time charges related to reducing U.S. corporate staffing levels, the closure of four North American retail stores and the closure of the Company’s sample-making facility in Italy; and
  During the fourth quarter of fiscal 2008, tax adjustments, related primarily to the favorable settlement of a tax return examination, and creation of the Coach Foundation.
  In addition, sales for Coach Japan have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars for the quarter and full year and compared to the same periods in the prior fiscal year.

The Company believes that it is appropriate to present this supplemental information, for the following reasons:

  Presenting information as described with and without the Unusual Items will allow investors to better understand the Company’s ongoing operating and financial results and the effect of the Unusual Items, which resulted (among other adjustments) in increases in net income and earnings per share, and increases in SG&A expenses as a percentage of net sales, for both the quarter and full fiscal year.
  Presenting Coach Japan sales including and excluding currency fluctuation effects will help investors and analysts to understand the effect on this valuable performance measure of significant year-over-year currency fluctuations.

Item 9.01:    Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibit is being furnished herewith:

99.1                Text of Press Release, dated July 28, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 29, 2009

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

99.1      Text of Press Release, dated July 28, 2009